Exhibit 99.2

Dreyer’s 3Q 04 Conference Call
November 5, 2004

Operator

Ladies and gentlemen thank you for standing by and welcome to the Dreyer’s Grand Ice Cream Holdings, Inc. third quarter 2004 results conference call. During the presentation, all participants will be in a listen-only mode. At that time, if you have a question, please press the 1, followed by the 4 on your telephone. As a reminder this conference is being recorded Friday, November 5th, 2004. Your speakers for today, are Mr. Alberto Romaneschi, Chief Financial Officer of Dreyer’s Grand Ice Cream Holdings, Inc., Mr. Tim Kahn, Executive Vice President and Chief Operating Officer, Bill Collett, Treasurer, and Scott Webster, Assistant Treasurer. I would now like to turn the conference over to Mr. Alberto Romaneschi, Chief Financial Officer of Dreyer’s Grand Ice Cream Holdings, Inc. Please go ahead, sir.

Alberto Romaneschi — Dreyer’s Grand Ice Cream Holdings — EVP of Finance and Administration and CFO

Thank you, Angela. Good morning and welcome to the Dreyer’s Grand Ice Cream Holdings’ third quarter results conference call. I’m Alberto Romaneschi, Chief Financial Officer, and as Angela says, joining me this morning are Tim Kahn, our Executive Vice President and Chief Operating Officer, and Bill Collett, our Treasurer, and Scott Webster, our Assistant Treasurer. And no lawyers this morning are in the room. First off, let’s have Scott read our Safe Harbor statement.

Scott Webster — Dreyer’s Grand Ice Cream Holdings — Assistant Treasurer

Certain information provided on this call including statements regarding expectations, beliefs, intentions or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, as of the date of this call, which may cause the Company’s actual actions or results to differ materially from those contained in the forward-looking statements. These factors and other risks associated with the Company’s business are discussed in the Company’s report on Form 10-Q filed Thursday, November 4th, 2004.

Alberto Romaneschi — Dreyer’s Grand Ice Cream Holdings — EVP of Finance and Administration and CFO

Thank you, Scott. So this morning I will give you a brief review of our financial performance for the third quarter, and then ask Tim to make some comments about the progress of efforts behind our Company brands and the progress of the physical integration of the 2 companies.

As always we will then take some questions.

So moving on to the third quarter financial performance. This third quarter marked the first reported results for us that are directly comparable to the prior-year period. And I’m pleased to say we are progressing very, very well against our plans for integrating the 2 businesses, transitioning through the immediate effects of the Nestle/Dreyer’s Transaction that as you know closed in June last year. And we are setting our portfolio of continuing brands on a path toward sustainable, profitable growth. Tim will have some more thoughts about this in a few minutes, but first off I would like to take you through some highlights on the statements of operations for the quarter.

As reported, our Company brands net sales increased 18%, with continued exceptional growth of Slow Churned Grand Light, double-digit growth in Dreyer’s and Edy’s Classic Premium Ice Cream, and renewed growth from Haagen-Dazs. For a business as large and as long established as the Dreyer’s/Edy’s Classic Premium Business to have double-digit is growth is truly extraordinary. Company brand net sales growth also benefited from 2 months of sales of Skinny Cow branded products after our acquisition, which finalized at the end of July. While Company brands volume growth was outstanding in the quarter, the growth in Company brands net sales was partially offset by significant promotional expenses in the quarter, primarily related to the ongoing first season of Slow Churned Grand Light.

Our partner brands net sales decreased 63% in the quarter, due basically to the distribution contracts with M&M/Mars, Unilever Ben & Jerry’s, which all of you know were terminated as the beginning of 2004 following the Nestle/Dreyer’s Transaction of June of last year. In addition, Silhouette sales that have been classified as “partner brands” sales are now recorded as “company brands” sales following the acquisition of Silhouette last July.

Other revenues decreased 58% as we moved past the initial phases of our FTC-mandated transitional contracts with CoolBrands. We will continue to have these other revenues at some level until the manufacturing and distribution is fully assumed by CoolBrands and its affiliates.

Total revenues decreased 8% for the third quarter, again, primarily as a result of the structural shift away from partner brands following the merger between Dreyer’s and Nestle.

Although cost of goods sold decreased in the quarter, gross profit decreased 30%. The primary drivers of the gross profit decrease were an 18 million increase in the cost of cream from the previous-year period and a decrease in the partner brands sales following the distribution contract termination mentioned before.

An important comment here, our integration plans incorporated transitional periods, where the loss of partner brand profits would be replaced by increasing profits from company brands sales growth. At this point we are obviously very pleased with the pace of company brands sales growth in replacing the lost partner brands volume.

A few words on reported EBIT. Reported EBIT of the Company for the third quarter was a loss of 15.4 million. Included in the reported costs and expenses of the third quarter are roughly 5.6 million in non-operating merger-related expenses, including stock options compensation expense, vested and unvested option accretion, and other merger-related professional fees. In addition, reported expenses included drayage expenses paid to affiliates of CoolBrands in a magnitude of 10.5 million, which are transitional in nature. Without these non-operating merger-related transitional expenses, the Company operating EBIT for the third quarter would have been roughly flat for the quarter.

And, of course, with the normal cream price environment our results would have been significantly better. Give this operating performance we remain on track at this point to meet our internal projection, obviously excluding the dairy impact for this full year as Dreyer’s Holdings. Now, I would like to turn the call over to Tim to make some comments on our fiscal integration and recent brand efforts.

Tim Kahn — Dreyer’s Grand Ice Cream Holdings — EVP and COO

Thank you, Alberto. Well, as Alberto said, we had 2 tasks in this first full year of integration of the 2 companies.

The first, of course, is the physical integration itself, the key steps to put the businesses together and to realize the synergies. And the second, and in the long-term the most important was to renew growth in our key brands. And as you know, we compete in 3 broad areas, premium packaged ice cream, superpremium packaged ice cream, and frozen snacks. I think we can report excellent progress on both of those fronts, the physical integration and the renewal of the brands growth. Certainly on track, in integration and synergies, and meeting, and in many cases I think exceeding expectations for renewed top-line growth.

So let me first describe the key integration steps and accomplishments. We have at this point eliminated almost all of our redundant facilities. We have had as inevitably one does staff reductions associated with that. Those have been successfully accomplished and at this point, we really are ready for growth from here.

We’ve had a very smooth transition with our customers. As many of you know, that’s always, perhaps, the most important point in these types of integrations. So with our chain-store customers the integration has been very smooth.

This summer season has gone very well. In the course of integrating the relationship with our customers, we have transferred substantial volume of Nestle and Haagen-Dazs products on to Company-owned Dreyer’s DSD routes. And those of you who have followed this transaction will know that that was one of the key sources of synergies, the recapturing of distribution profits by using the existing Dreyer’s system. Obviously, we have eliminated the redundant NICC, the old Nestle distribution system, and we are working with one set of company routes.

We have very significantly initiated two multi-year supply chain projects. In the West Coast, in Bakersfield, we have a very large plant and warehouse expansion under way. And we will break ground next week on another one in Laurel, Maryland. These are extremely significant investments. They not only consummate the consolidation of manufacturing, but they essentially reallocate manufacturing between the 2 coasts and enable very substantial freight and warehousing synergies that were part of the original projections. These synergies clearly await the completion of the projects, which will occur over the next year and a half or so, and will flow in 2005, 2006, and beyond, and then should reach full scope by the end of 2006. So all of our actions in terms of physical integration are well on track.

Most importantly, though, we have, I think, mastered the new brands, the Nestle brands, and the Haagen-Dazs brands that were new to Dreyer’s. We have very exciting new brand strategies in place and most significantly of all, we are creating a highly innovative new products pipeline. You have seen some of that, much more of that will come in 2005, and 2006.

So as I move on to talk about the brands let me just say 1 or 2 final words about the physical integration and its results. Bear in mind that it’s very hard, if not frankly, impossible, to see the Nestle P&L through the Dreyer’s P&L. There are clearly massive differences in accounting, some of those are driven by U.S. GAAP versus IAS, but frankly, Dreyer’s obviously has to account for things like the options and the cost of the put itself, which is a cost to Dreyer’s but an investment to Nestle. So that said, you should also bear in mind as you look at us in this integration year, that we have incurred substantial transition and integration costs. Some of these will be subject to different accounting treatment in Nestle, that’s for Nestle to speak to. But from a Dreyer’s point of view, we have incurred over $50 million year-to-date of what we characterize as one-time expenses or transition expenses, including the drayage, that go away. There will be some incremental expenses next year, but most of them hit this year. The significance of that is — it is a large amount of money, it’s on our P&L today, but it’s also well within the planned parameters of our joint-plan with Nestle. So we are tracking very well on those transition expenses.

As Alberto said, this is a sequence of activities. As of the beginning of the deal we obviously divested certain brands. At the beginning of this year, we lost certain partner brands that belonged to our competitor Unilever. And then we initiated a multi-year implementation of synergy programs, and frankly, an exploitation of the new combined system to innovate with new products and base business growth. So obviously these things are sequenced quarter-by-quarter. As Alberto said, we just crossed a very significant line, right, as we now, through the rebuilding of synergies and brand growth have crossed the line of lapping the affect of lost brands. And have put ourselves into that positive position. All of this is well within the scope and targets of the original deal.

Obviously not everything in life is perfect. Our biggest concern right now in terms of our projections is butter. And let me just take one minute to relate for those of you who are new to our business the situation with butter. The cost of butter, which essentially determines the cost of cream in the United States, tends to spike on a cyclical basis every third year or so. This is frankly the worst spike that anyone has seen. The market for butter is frankly, quite artificial. It is very tight and it tends, because of that, to exacerbate short-term supply situations. The important thing to understand is that there has always been and remains a true balance of supply and demand in dairy products in the United States. In other words, the dairy farmers respond almost instantly to spikes in prices and so no spike in dairy costs has ever lasted more than 1 or 2 quarters, generally a season. It is a significant item for us. We are concerned about it but those of you who follow these things can see it already coming back down as supply, as it always does, comes roaring back. In this context, we are taking those certain actions in the area of increased productivity in our cost structure to provide resiliency in our P&L for butter going forward. We are not going to talk about those in more detail at this time, but we do believe that we can put ourselves with the strength of this combined company, in a position to absorb much more of that butter impact going forward, which, again, we have to console ourselves is cyclical and never permanent.

With that in mind let me move on to the fun part of the business and just finish up by talking about what we are doing with renewing growth in the brands. As Alberto said, the most exciting thing we have going this year is obviously our Slow Churned Grand Light — a tremendous innovation. A product which delivers half the fat of our regular premium ice cream, or any regular premium ice cream, at a taste that 8-out-of-10 consumers feel is a full-fat taste. The volume growth on that product was 104% in the third quarter and 68% year-to-date. Quite evidently that exceeds any of our expectations, but here is the most significant factor. Our Classic Full-fat Ice Cream Business, in that third quarter when Grand Light was up 104%, was up 31% and is up 20% year-to-date. Those of you who have tracked us know that, generally speaking, if we hit the middle to high single-digits on growth on Classic, we are well within having a very good year. This is really extraordinary growth. Our Grand Light product has cannibalized only 17% of its volume from us. Nearly, 83% of its volume is coming from our competitors, most of that from full-fat competitors. And the great upside here for us going forward, and I think for Nestle going forward worldwide is, the wonderful technology that allows us to make this without any injection of artificial ingredients, is still very new. Less than 10% of American consumers have tried Slow Churned Grand Light and yet we’re still getting 104% growth. This is something that we think will drive growth in years to come and we are, frankly, accelerating our marketing actions to expand that into next year.

Our Superpremium business, Haagen-Dazs, one of the great brands in the world, frankly stagnant for many years, had substantial renewed growth and, again, 19% volume growth in high-season in the third quarter. 19% volume growth in Haagen-Dazs — again, a good year in the past in the superpremium business has been 3 to 4% volume growth. So we’re very happy about this. That’s largely driven by execution in our DSD system and by our new advertising campaign and repositioning of the brand. I would hope to build on that substantially with new products next year.

And the Frozen Snack Business, where we probably had the most work to do, here, as I think you may know, with the acquisition of Skinny Cow, we have achieved roughly share parity at last with Unilever. But probably more significantly in terms of organic growth, we had, on our base comparable business a 15% volume growth in the third quarter. Now, it’s coming off a slow start, and frankly, because of the timing of the integration, we did not have a large new products portfolio this year. But we’re very encouraged by that double-digit growth on the base and you will see aggressive new products into the next year. So in terms of company brands, it’s just great performance across the board.

As for our share results I will just cite 2 numbers in the premium business, our share of the premium segment at 27%, up 3 points and about a point ahead of Unilever at 26. In superpremium, and these are grocery channel numbers, in superpremium, our share with Haagen-Dazs and Strabucks of the superpremium segment was 42.7%, up almost 5 points above Ben & Jerry’s share at 38.1, and these are third quarter numbers. So we really feel that our system is paying off for us.

Let me look to the future in that regard and point out that what you have seen with Slow Churned and, again, I think we’re just at the beginning of a trend here, is what you can expect to see from us in the next few years. At the end of the day, all of us, I think, in the DSD business in the U.S. somewhat worship at the alter of Frito-Lay. It was Frito that showed how a strong coast-to-coast DSD system can be used to drive innovation through a — frankly a 30-year sequence of introduction of strong new brands. The importance of innovation going forward is probably the most significant element of this Dreyer’s/Nestle transaction. And you can expect to see a continued re-invention of what the ice cream business is. For competitive reasons I am not going to talk today about next year’s new product offerings, but what we have done, I think with Slow Churned Grand Light is just the tip of the iceberg. And so look for, I think, us to continue to try to keep that innovation and re-invention of the business moving forward into next year.

So that’s our report on integration and on top-line growth. And with that I will turn it back over to Alberto.

Alberto Romaneschi — Dreyer’s Grand Ice Cream Holdings — EVP of Finance and Administration and CFO

Thank you, Tim. And with that we would like to open up the call for questions

Operator — Yes, sir. Thank you. Ladies and gentlemen, if you would like to register a question, please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by the three. If you are using a speaker phone, please lift your handset before entering your question. Our first question is from Mark Hansen, Glenn Hill Capital.

Mark Hansen — Glenn Hill Capital.

Congratulations on some good results. I had a couple of questions. I was wondering, you mentioned gross margins down 400 basis points or so from 16% to 12%. It looks like half of that or so is some commodity pricing. I guess — I was wondering if you could discuss sort of the promotional cadence that you experienced and how you see the tradeoff between sales growth and promotion in the quarter you just reported and how you might see that going forward?

Tim Kahn — Dreyer’s Grand Ice Cream Holdings — EVP and COO

I think we’re in 3 very different segments here competitively, between superpremium, premium, and snacks, and the answer in pricing is quite different between the 3 of them. The premium business is highly fragmented in this country, we and Unilever lead it, but we only have about half of the total volume between us. At current levels of that fragmentation and competition, price increases at a net basis are few and far between, in fact, the price stays relatively flat, even when commodity prices come up. That’s been the experience of the business the last 2 or 3 years. We have not significantly increased or decreased our promotional price points. We are seeing more volume move on deal, but that is because we are trying to drive trial of our new product, but we haven’t changed our price points nor has the industry really been able to get that through. As I said a minute ago because butter price always comes back down within a few months, the ice cream business has not made that kind of pricing stick.

Mark Hansen — Glenn Hill Capital.

Interesting. Okay. And then secondly, you mentioned that there were about 50 million or so year-to-date transitional expenses, including drayage. I was wondering how — I guess, my impression was that the drayage would be a multi-year expense. What do you expect the run rate of transitional expenses to be in the next couple of years?

Tim Kahn — Dreyer’s Grand Ice Cream Holdings — EVP and COO

I’m reluctant, at this point to make a real specific prediction, but it will decline substantially. What I would say is that in terms of the components that last, really the significant component that moves forward is drayage. There will be some very minor stuff, other than drayage, and so I think we’ll be in a position where the only transitional expense we have of any significance is drayage by later in 2005.

Mark Hansen — Glenn Hill Capital.

And then just the final question, clearly by consolidating the DSD routes and leveraging that infrastructure there’s some margin opportunity. Are you already realizing that margin or do you expect the realization of those cost savings to be starting next year?

Tim Kahn — Dreyer’s Grand Ice Cream Holdings — EVP and COO

Oh, we’re already realizing the substantial portion of that. I would say on a run rate basis, we’re about half way through the projected synergies that we and Nestle laid out for the deal. The rest, as I said, will await the completion of the East Coast, West Coast, physical consolidation of manufacturing. But in terms of the other portions of DSD supply chain and overhead synergies, those are flowing through now as we come into the third and fourth quarter

Operator

There seems to be no further questions at this time. I will let you proceed with your closing remarks.

Alberto Romaneschi — Dreyer’s Grand Ice Cream Holdings CFO

Thank you, Angela. And thank you everybody for joining us in our third quarter 2004 results call this morning. Our next communication with all of you will be in 2005, after our FY 2004 results have been filed. For those of you listening and interested in tasting our new Slow Churned Grand Light, please contact Scott directly at 510-450-4545 and we’ll be more than happy to get you some free coupons. And with that, I close the conference call and wish you, all of you a nice weekend. Thank you. Bye-bye.

Operator — Ladies and gentlemen, we thank you very much for your participation. This concludes today’s presentation, and we ask that you please disconnect your lines.